Exhibit 99.1

FOR IMMEDIATE RELEASE

PACCAR Selects DAF Brasil Factory Site

August 31, 2011, Bellevue, Washington – PACCAR announced plans to construct its new DAF Brasil assembly facility on a 500-acre site in the city of Ponta Grossa in the state of Paraná. “PACCAR is pleased to invest $200 million in its DAF facility in the dynamic and progressive state of Paraná,” commented Mark Pigott, chairman and chief executive officer. “Ponta Grossa has an excellent workforce and proximity to strategic supplier partners and the port of Paranaguá. We appreciate the outstanding support from the state of Paraná and the city of Ponta Grossa in partnering with PACCAR to bring this major economic investment to the area,” said Pigott.

Construction of the 330,000-square-foot assembly facility is projected to begin in 2011 and be completed in 2013. The new facility will be designed to assemble the DAF LF, CF and XF models, to meet current and future requirements of the Brasilian transport industry. “This will be one of PACCAR’s most technologically advanced and environmentally friendly facilities,” shared Bob Christensen, executive vice president. The Brasil truck market over six tons is 170,000 units and is expected to grow in the coming years. “Over time, as production levels increase, the facility is expected to hire up to five hundred employees. Additional employment opportunities, which will generate economic benefits to the region, will be created during the construction phase and as our suppliers expand their capacity in the area,” added Christensen.

PACCAR’s 330,000-square-foot DAF assembly facility is scheduled to open in 2013

“The commitment to construct the DAF assembly facility in Brasil marks a strategic milestone and we are pleased to be working closely with the state and local agencies on the planning of the infrastructure for the business,” stated Richard Bangert, PACCAR vice president. “PACCAR has an excellent record of community involvement at all of the company’s major manufacturing locations. We look forward to developing close relationships with Ponta Grossa State University, Paraná Federal Technology University and other technical colleges to provide ongoing educational opportunities for our employees,” added Bangert.

PACCAR is a global technology leader in the design, manufacture and customer support of high quality light-, medium-, and heavy-duty trucks under the DAF, Kenworth, and Peterbilt nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

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